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                                                               EXHIBIT 99.4


                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                     AND RIGHTS OF SERIES A PREFERRED STOCK

         Pursuant to Section 151(g) of the Delaware General Corporation Law

                                ----------------

         SHERIDAN ENERGY, INC., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), HEREBY CERTIFIES that the following resolutions were duly adopted by the Board of Directors of the Corporation by unanimous written consent of the Board of Directors pursuant to
Section 228 of the Delaware General Corporation Law:

         RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation by Article Four of the Certificate of Incorporation, a series of Preferred Stock be, and it hereby is, created out of the authorized but unissued shares of Preferred Stock of the Corporation, such series to be designated "Series A Preferred Stock" (the "Series A Preferred Stock") to consist of 1,900,000 shares, par value $0.01 per share, of which the powers, designations, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof shall be as follows:

         1. Amount. The number of shares constituting the Series A Preferred Stock shall be 1,900,000.

         2. Payment of Dividends. Holders of the Series A Preferred Stock are entitled to receive when, as and if declared by the Board of Directors, out of the funds of the Corporation legally available therefore cash dividends in an amount equal to $0.60 per share, payable semi-annually, on June 15 and December 15 in each year commencing on June 15, 1998, except that if any such day is not a business day in Houston, Texas, then such dividends shall be payable on the next succeeding business day (each such date on which a dividend is payable is referred to herein as a "Dividend Payment Date"). At the option of the Corporation, upon declaration of the Board of Directors, dividends may be paid, in whole or in part, by issuing additional fully paid and non-assessable shares of the Series A Preferred Stock (the "Preferred Dividend Stock") in an amount equal to .0675 additional shares of Series A Preferred Stock for each Series A Preferred Stock then issued and outstanding, payable semi-annually on each Dividend Payment Date. Dividends on the Series A Preferred Stock are cumulative from the date of original issuance of shares of Series A Preferred Stock, and will be payable, when, as and if declared, to holders of record on the applicable record date as shall be fixed by the Board of Directors. Dividends in arrears may be declared and paid at any time, without reference to any regular dividend payment date, to holders of record on such date not exceeding 60 days preceding the payment date thereof, as may be fixed by the Board of Directors. The amount of Preferred Dividend Stock issuable to a holder by way of a dividend shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock registered in such holder's name on the record date fixed for the payment of such dividend plus the amount of accrued but not declared dividends of Preferred Dividend Stock. Dividends payable for any period less than a full semi-annual period shall be



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computed on the basis of a 360-day year of twelve 30-day months. Dividends shall accrue whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. Accrued but unpaid dividends will not bear interest.

         3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights with respect thereto:

               (A) Each share of Series A Preferred Stock shall entitle the holder thereof to the voting rights required by applicable law.

               (B) The consent of the holders of at least 66_% of the outstanding shares of the Series A Preferred Stock, voting separately as a single class, in person or by proxy, either in writing without a meeting or at an annual or a special meeting of shareholders called for the purpose, shall be necessary to (i) increase or decrease the aggregate number of authorized shares of the Series A Preferred Stock, provided that such decrease shall never be below the number of then outstanding shares of Series A Preferred Stock, (ii) effect an exchange, reclassification, or cancellation of all or part of the Series A Preferred Stock, (iii) change the designations, powers, preferences, relative and other special rights, or the qualifications, limitations or restrictions thereof, of the Series A Preferred Stock (which change shall apply equally to the then outstanding shares of Series A Preferred Stock), (iv) issue any additional shares of or securities convertible into or exchangeable for, or reclassify any other shares of other classes or series into, shares of the Series A Preferred Stock, (v) create any equity security ranking senior to or on a parity with (with respect to voting or dividends or upon liquidation, dissolution or winding up) the Series A Preferred Stock, (vi) approve any material change in the principal business of the Corporation or
         (vii) pay a dividend or distribution of cash or property in respect of, or redeem, repurchase otherwise acquire, any Junior Security (as hereinafter defined), provided, however, that no change in the dividend rate can be effected without the consent of all holders of the Series A Preferred Stock. In all cases where the holders of shares of the Series A Preferred Stock have the right to vote separately as a class, all such holders shall be entitled to one vote for each share held by them. The term "Junior Securities" as used herein shall mean any of the Corporation's capital stock other than the Series A Preferred Stock.

               (C) If at any time (i) dividends on the Series A Preferred
         Stock shall be in arrears for more than thirty days after the applicable Dividend Payment Date or (ii) the Corporation shall be obligated to and shall have failed to redeem any shares of the Series A Preferred Stock pursuant to Section 6, and for so long thereafter as shares of the Series A Preferred Stock remain outstanding, at the election of the holders of the Series A Preferred Stock (exercisable by notice to the Corporation from a majority of the holders of the then outstanding shares of Series A Preferred Stock), the holders of the Series A Preferred Stock shall have the voting power, voting separately as a single class, to elect such number of directors as constitutes a majority of the Board of Directors of the Corporation. Under such circumstances, the holders of the Series A Preferred Stock shall be authorized to exercise such voting powers by increasing the size of the Board of Directors and filling the



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         resulting vacancies. The directors elected by the holders of the Series
         A Preferred Stock may be removed from the Board of Directors only by a vote of the holders of a majority of the then outstanding shares of the Series A Preferred Stock. If the office of a director elected by the holders of the Series A Preferred Stock becomes vacant by reason of resignation, death or removal, the vacancy shall be filled by the vote of the holders of a majority of the outstanding shares of the Series A Preferred Stock, voting separately as a single class. Holders of the Series A Preferred Stock shall not be entitled to cumulate their shares for the election of directors. The holders of the Series A Preferred Stock may assign their rights under this Section 3(C) to appoint a majority of the Board of Directors of the Corporation.

         4. Liquidation Preference. In the event of any liquidation, dissolution, or winding up of the affairs of the Corporation, whether voluntary or otherwise ("Liquidation"), after payment or provision for payment by the Corporation of the debts and other liabilities of the Corporation, each holder of the Series A Preferred Stock shall be entitled to receive an amount in cash for each share of the then outstanding Series A Preferred Stock held by such holder equal to $10.00 per share (such amount being referred to herein as the "Liquidation Preference"), plus accrued and unpaid dividends on each such share (whether or not declared), and shall not be entitled to any further payment, before any distribution shall be made to the holders of any Junior Securities upon the Liquidation of the Corporation. Written notice of any Liquidation of the Corporation, stating a payment date and the place where the distributable amounts shall be payable, shall be given by mail, postage prepaid, not less than 30 days prior to the payment date stated therein, to the holders of record of the Series A Preferred Stock, if any, at their respective addresses as the same shall appear on the books of the Corporation. For the purposes of this Section 4, the merger or consolidation of the Corporation into or with any other corporation, or the merger of any other corporation into it, or the sale, lease or conveyance of all or substantially all the assets, property or business of the Corporation, shall not be deemed to be a Liquidation of the Corporation, unless such merger, consolidation, sale, lease or conveyance shall be in connection with a dissolution or winding up of the business of the Corporation.

         5. Redemption at the Option of the Corporation. (A) The Corporation, at its option, may redeem the shares of Series A Preferred Stock, in whole or in part, out of funds legally available therefor, at any time or from time to time, subject to the notice provisions, provisions for partial redemption and provisions limiting the Corporation's optional redemption rights described below, at the redemption price ("Redemption Price") as follows:

               (i) 50% of the number of shares of Series A Preferred Stock issued and outstanding on the date of the first redemption of the Series A Preferred Stock may be redeemed at the price of $10.00 per share plus an amount equal to accrued and unpaid dividends on such shares (whether or not declared), if any, to (and including) the date fixed for redemption, whether or not earned or declared; and

               (ii) the remaining number of shares of Series A Preferred Stock issued and outstanding on the date of the first redemption and all shares of Series A Preferred Stock issued after the date of the first redemption may be redeemed at the price described below



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         that is set opposite each year following the Anniversary Date
         (as hereinafter defined) in which such shares may be redeemed, plus an amount equal to accrued and unpaid dividends, if any, on such shares (whether or not declared), to (and including) the date fixed for redemption, whether or not earned or declared:

                  Year Following
                  Anniversary Date                      Redemption Price
                  ----------------                      ----------------
                  1                                     $10.50
                  2                                     $10.30
                  3                                     $10.20
                  4 and thereafter                      $10.00

The term "Anniversary Date" as used herein shall mean [December 15, 1997].

         (B) In the event the Corporation shall redeem shares of Series A Preferred Stock under this Section 5, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of the shares to be redeemed, at such holder's address as the same appears on the stock records of the Corporation. Each such notice shall state: (i) the redemption date; (ii) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (v) that dividends on the shares to be redeemed shall cease to accrue on such redemption date.

         (C) Upon surrender in accordance with said notice of the certificates for any such shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors shall so require and the notice shall so state), such shares shall be redeemed by the Corporation at the applicable Redemption Price aforesaid. If fewer than all the outstanding shares of Series A Preferred Stock are to be redeemed, shares to be redeemed shall be selected by the Corporation from outstanding shares of Series A Preferred Stock not previously called for redemption by lot or pro rata (as near as may be) or by any other method determined by the Board of Directors of the Corporation in its sole discretion to be equitable. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

         (D) Upon the occurrence of any Default (as defined in Section 6(C)) or Change in Control (as defined in Section 6(C)), the Corporation may not exercise its redemption rights pursuant to this Section 5.

         (E) On or before the expiration of the third year following the Date, the Corporation shall only have the right to redeem outstanding shares of Series A Preferred Stock pursuant to this Section 5 with proceeds received from the sale by the Corporation of (i) equity securities of the Corporation or (ii) assets of the Corporation (excluding the sale of oil, gas, natural gas liquid or condensate in the ordinary course of business).


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6.   Mandatory Redemption. (A) On [December 15], 2002, the Corporation
shall redeem, for cash, all of the outstanding shares of the Series A Preferred Stock at the Mandatory Redemption Price (as hereinafter defined).

         (B) Upon the occurrence of a Change of Control (as hereinafter defined) with respect to the Corporation, any holder of Series A Preferred Stock may require, at the holder's option, for a period of 90 days after receipt of a notice by the Corporation to the holders of the Series A that a Change of Control has occurred, the Corporation to redeem the shares of Series A Preferred Stock held by such holder, in whole or in part, at the Mandatory Redemption Price. A "Change in Control" shall be deemed to have occurred (i) upon a merger, consolidation or reorganization or similar transaction that requires approval of holders of Common Stock, or any person or "group" (as defined in Rule 13d-5 under the Securities Exchange Act of 1934, as amended) (other than Enron Capital Trade & Resources Corp. or its Affiliates or Jeffrey E. Susskind and his Affiliates) becoming the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange of 1934, as amended) of a 50% or more of the outstanding voting securities of the Corporation, (ii) upon the sale of all or substantially all of the Corporation's assets, or (iii) upon the execution of an agreement by the Corporation to do any of the foregoing. The term "Affiliate" shall mean any person, corporation or other entity controlling, controlled by or under common control with the party in question and, as used in this definition, the term "control," including the correlative terms "controlling," "controlled by" and "under common control with" shall mean possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a person, corporation or other entity.

         (C) Upon the occurrence of a Default (as hereinafter defined) with respect to the Corporation, any holder of Series A Preferred Stock may require, at the holder's option, the Corporation to redeem the shares of Series A Preferred Stock held by such holder, in whole or in part, at the Mandatory Redemption Price. A "Default" shall mean shall be deemed to have occurred if at any time (i) dividends payable on the shares of Series A Preferred Stock at the time outstanding have not been fully paid on the Dividend Payment Date; provided, however, if such dividends are paid on or before the 30th day following such Dividend Payment Date, the Corporation shall not be considered in Default, (ii) directors elected by the holders of the Series A Preferred Stock pursuant to Section 3 are not permitted to serve on the Board of Directors of the Corporation, (iii) the consent of the holders of Series A Preferred Stock in not obtained pursuant to the terms of Section 3(B), or (iv) the Corporation breaches any covenant made with respect to the Series A Preferred Stock.

          (D) A holder of Series A Preferred Stock may exercise the mandatory redemption rights pursuant to Sections 6 (A), (B), and (C) by delivering notice of such exercise to the Corporation, together with the certificate or certificates representing such shares. Upon receipt of such redemption notice, the Corporation shall, within 30 days, calculate the Mandatory Redemption Price as of the end of the month preceding the month in which the Corporation receives such notice; provided that with respect to the exercise of the mandatory redemption right set forth in Section 6(C), the Corporation shall calculate the Mandatory Redemption Price within 5 days after the receipt of such redemption notice. The Corporation shall pay to the holder



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exercising such redemption right the Mandatory Redemption Price times the number of shares redeemed on or before the 45th day of the receipt by the Corporation of the redemption notice; provided that with respect to the exercise of the mandatory redemption right set forth in Section 6(C), the Corporation shall pay to the holder exercising such redemption right the Mandatory Redemption Price within 10 days after the receipt of such redemption notice.

         (E)   The term "Mandatory Redemption Price" shall mean with respect to
(i) the exercise of a mandatory redemption right pursuant to Section 6(A), $10.00 per share of Series A Preferred Stock, plus all accrued and unpaid dividends (whether or not declared), (ii) the exercise of a mandatory redemption right pursuant to Section 6(B), $10.10 per share of Series A Preferred Stock, plus all accrued and unpaid dividends (whether or not declared), or (iii) the exercise of a mandatory redemption right pursuant to Section 6(C), $10.50 per share of Series A Preferred Stock, plus all accrued and unpaid dividends (whether or not declared), if exercised prior to the third anniversary of the Anniversary Date or $10.00 per share of Series A Preferred Stock, plus all accrued and unpaid dividends (whether or not declared), if exercised on or after the third anniversary of the Anniversary Date.

         7. Reacquired Shares. Any shares of the Series A Preferred Stock or purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Series A Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         8.    Covenant. (a) For so long as any shares of the Series A
Preferred Stock are outstanding, neither the Corporation nor its Consolidated Subsidiaries shall incur, create or assume any Indebtedness (as hereinafter defined), if, taking into account such Indebtedness, the Corporation's aggregate Indebtedness would exceed 70% of the estimated value of future gross revenues (estimated in accordance with the requirements of the Securities and Exchange Commission) to be generated from the production of proved reserves, net of estimated production and future development costs, using prices and costs in effect as of the date indicated, without giving effect to non-property related expenses such as general and administrative expenses and future income tax expenses or to depreciation, depletion and amortization, discounted using an annual discount rate of 10% as reported in the Corporation's most recent Annual Report on Form 10-K, or if no Form 10-K is available as of the most recent fiscal year end (adjusted for any material asset sales or acquisitions since the date of the last determination).

         (b)   The following definitions shall apply to terms used in this
Section 8:

               (i) "Indebtedness" means for any Person the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of bankers' acceptances, surety or other bonds and similar instruments; (c) all obligations of such Person to pay the deferred purchase price of property or services (other than for borrowed money) arising in the ordinary course of business of such Person to the extent that such obligations have remained outstanding in



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         excess of sixty days; (d) all obligations under leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; (e) all Indebtedness and other obligations of others secured by a lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; (f) all Indebtedness and other obligations of others guaranteed by such Person; (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of other Persons; (h) payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including without limitation obligations under "take-or-pay" contracts to deliver gas in return for payments already received) or obligations to deliver goods or services in consideration of advance payments therefor; (i) obligations arising under futures contracts, swap contracts, or similar agreements, except for those entered into by the Corporation in accordance with its Commodity Price Risk Program adopted in December 1997; (j) obligations arising with respect to letters of credit or applications or reimbursement agreements therefor; (k) mandatory redemption or mandatory dividend rights on capital stock (including Series A Preferred Stock); and (l) all unfunded postretirement and postemployment benefits including, without limitation, unfunded pension liabilities;

                  (ii) "Consolidated" refers to the consolidation of financial statements in accordance with GAAP;

                  (iii) "GAAP" means generally accepted accounting principles (including principles of consolidation), in effect from time to time, consistently applied;

                  (iv) "Subsidiary" means, as to any Person, any corporation, company, association, partnership, limited liability company or other business entity of which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership, limited liability company or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries; and

                  (v) "Person" means an individual or individuals, a partnership, a corporation, a company, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other form of legal entity, or a governmental authority.



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         III. The Resolution was adopted by the Board of Directors of the
Corporation on November 24, 1997.

         IV. The Resolution was duly adopted by all necessary action on the part of the Corporation.

         DATED:  December 11, 1997.

                                        SHERIDAN ENERGY, INC.



                                        By:   /s/ B.A. Berilgen
                                              -------------------------------
                                              President




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